Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made effective January 1, 2008 by and between UTEK Corporation, a Delaware corporation, having an office at 2109 East Palm Avenue, Tampa, Florida 33605 (hereinafter referred to as “Employer”) and Clifford M. Gross, Ph.D., c/o UTEK Corporation,(hereinafter referred an individual “Employee”):

WHEREAS, Employer employs, and desires to continue to employ, Employee as the Chief Executive Officer (CEO) of Employer, and

WHEREAS, Employee is willing to continue to be employed as the CEO in the manner provided for herein, and to perform the duties of the Employer upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows;

1. Employment of Employee: Employer hereby employs Employee as Chief Executive Officer.

2. Term.

a. Subject to Section 10 below the term of this Agreement shall commence on the first day of January 2008 and expire one year from such date unless renewed by mutual agreement of the parties. During the term hereof, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates.

3. Duties The Employee shall perform those functions generally performed by persons of such title and position, shall attend all meetings of the stockholders and the Board (unless unforeseen circumstances made such attendance extremely difficult or impractical), shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Board, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer. Employee shall report directly and solely to the Board.

4. Compensation

a. (i) Employee shall be paid a salary of $550,000 per year and for each Annual Period thereafter. Employee shall be paid periodically during the term of this Agreement, but not less than monthly.

b. (ii) A reasonable automobile allowance to cover the cost of leasing, insuring and maintaining a vehicle for the duration of this employment agreement.

Employment Agreement	1

c. (iii) In the event of a “Change of Control:

(A) A person (other than a person who is an officer or a Director of Employer on the effective date hereof), including a “group” as defined in Section 13(d)(3) of the securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of Employer securities having 30% or more of the combined voting power of then outstanding securities of the Employer that may be cast for the election of directors of the Employer;

(B) At any time, the Board-nominated slate of candidates for the Board is not elected;

(C) Employer consummates a merger in which it is not the surviving entity;

(D) Substantially all of Employer’s assets are sold; or Employer’s stockholders approve the dissolution or liquidation of Employer; then

(E) Employee shall be eligible to receive a one-time bonus, equal on an after-tax basis to two times his then current annual base salary. To effectuate this provision, the bonus shall be “grossed-up” to include the amount necessary to reimburse Employee for his federal, state and local income tax liability on the bonus and on the “gross-up” at the respective effective marginal tax rates. In no event shall this bonus exceed three times Employee’s then current base salary. Said bonus shall be paid within thirty (30) days of the Change of Control.

(F) All stock options, warrants and stock appreciation rights (“Rights”) granted by Employer to Employee under any plan or otherwise prior to the effective date of the Change of Control, shall become vested, accelerate and become immediately exercisable. In the event Employee owns or is entitled to receive any unregistered securities of Employer, then Employer shall use its best efforts to affect the registration of all such securities as soon as practicable, but no later than 120 days after the effective date of; provided, however, that such period may be extended or delayed by Employer for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time Employer is required to exercise its best efforts to cause such registration statement to become effective, such delay is advisable and in the best interests of Employer because of the existence of non-public material information, or to allow Employer to complete any pending audit of its financial statements;

d. Employer shall include Employee in its health insurance program available to Employer’s executive officers and shall pay 100% of the premiums for such program.

e. Employee shall have the right to participate in any other employee benefit plans established by Employer.

f. At the end of the term of this Agreement or if the Employee is terminated

Employment Agreement	2

or requested or forced to resign during the term of this Agreement for any reason including death or disability, the Employee shall be entitled to receive a one-time severance payment, based upon the number of years the Employee has worked for the Employer times the sum of $100,000.00 per year (commencing on August 1, 1997). In addition, severance payment for partial years worked will be made on a pro-rata basis. To effectuate this provision, the entire severance payment shall be “grossed-up” to include the amount necessary to reimburse Employee for his federal, state and local income tax liability on this severance payment and on the “gross-up amount” at the respective effective marginal tax rates. Said severance shall be paid within ten (10) days of the conclusion of the term of this Agreement, unless this Agreement is extended by mutual Agreement of the parties.

All stock options, warrants and stock appreciation rights (“Rights”) granted by Employer to Employee under any plan or otherwise prior to the effective date of the termination by either the Company or the Employee, or the completion of the term of this Agreement, or the resignation of Employee after one year, shall become vested, accelerate and become immediately exercisable. In the event Employee owns or is entitled to receive any unregistered securities of Employer, then Employer shall use its best efforts to affect the registration of all such securities as soon as practicable, but no later than 120 days after the effective date; provided, however, that such period may be extended or delayed by Employer for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time Employer is required to exercise its best efforts to cause such registration statement to become effective, such delay is advisable and in the best interests of Employer because of the existence of non-public material information, or to allow Employer to complete any pending audit of its financial statements;

5. Board of Directors. Employer agrees that so long as this Agreement in effect, Employee will be nominated to the Board as part of management’s slate of Directors.

a. Employee will be covered by Employers D&O policy for all actions performed while serving in the capacity of Chairman of the Board and CEO of the Employer beginning in 1997.

6. Expenses. Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are acceptable to Employer, which approval shall not be unreasonably withheld, for business related travel and entertainment expenses, and that Employee shall submit to Employer reasonably detailed receipts with respect thereto.

Employment Agreement	3

7. Vacation Employee shall be entitled to receive four (4) weeks paid vacation time upon dates agreed upon by Employer. Vacation time not used may be accrued by the Employee during the term this Agreement.

8. Secrecy At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning internal affairs or proprietary business operations of Employer.

9. Covenant Not to Compete Subject to, and limited by, section 11(b), Employee will not, at any time, anywhere in the world, during the term of this Agreement, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business of Employer as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, director, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Employee, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business and further provided that said competitive enterprise or business is a publicly held entity whose stock is listed and traded on a national stock exchange or through the NASDAQ or AMEX Stock Market.

10. Termination.

a. Termination by Employer

(i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, “Cause” shall mean (A) engaging by the Employee in conduct that constitutes activity in competition with Employer; (B) the conviction of Employee for the commission of a felony; and/or (C) the habitual abuse of alcohol or controlled substances. Notwithstanding anything to the contrary in this Section 10(a)(i), Employer may not terminate Employee’s employment under this Agreement for Cause unless Employee shall have first received notice from the Board advising Employee of the specific acts or omissions alleged to constitute cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (At least 10 days from the date Employee receives the notice from the Board) to correct the acts or omissions so complained of. In no event shall alleged incompetence of Employee in the performance of Employees duties be deemed grounds for termination for Cause.

(ii) Employer may terminate Employee’s employment under this Agreement if, as a result of any physical or mental disability, Employee shall fail or be unable to perform his duties under this Agreement for any consecutive period of 90 days during any twelve-month period. If Employees employment is terminated under this Section 10(a)(ii): (A) for the

Employment Agreement	4

first six months after termination, Employee shall be paid 100% of his full compensation under Section 4(a) of this Agreement at the rate in affect on the date of termination, and in each successive 12 month period thereafter Employee shall be paid an amount equal to 67% of his compensation under Section 4(a) of this agreement at the rate in effect on the date of termination and (B) Employee shall continue to be entitled, insofar as is permitted under applicable insurance policies or plans, to such general medical and employee benefit plans (including profit sharing or pension plans) as Employee had been entitled to on the date of termination. Any amounts payable by Employer to Employee under this paragraph shall be reduced by the amount of any disability payments payable by or pursuant to plans provided by Employer and actually paid to Employee.

(iii) This agreement automatically shall terminate upon the death of Employee, except that Employee’s estate shall be entitled to receive any amount accrued under Section 4(a)and 4(f.), and any other amount to which Employee was entitled of the time of his death.

b. Termination by Employee

Employee shall have the right to terminate his employment under this Agreement upon 30 days’ notice to Employer given within 90 days following the occurrence of any of the following events (A) through (F):

(A) Employee is not elected to the BOD or retained as CEO.

(B) Employer acts to materially reduce Employee’s duties and responsibilities hereunder. Employee’s duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer’s business, and Employee shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Employer or its assets.

(C) A Material Reduction (as hereinafter defined) in Employees rate of base compensation, or Employee’s other benefits. “Material Reduction” shall mean a ten percent (10%) differential;

(D) A failure by Employer to obtain the assumption of this Agreement by any successor;

(E) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

(F) A Change of Control.

Employment Agreement	5

11. Consequences of Breach by Employment Termination.

a. If this Agreement is terminated pursuant to Section 10(a)hereof, or if Employer shall terminate Employee’s employment under this Agreement in any way that is a breach of this Agreement by Employer, the Employee shall receive the severance payment as set forth in paragraph 4 (f).

12. Remedies. Employer recognizes that because of Employee’s special talents, stature and opportunities in the technology transfer industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on company’s results of operations, in the event of termination by Employer hereunder (except under Section 10(a)(i) or (iii), or in the event of termination by Employee under Section 10(b) before the end of the agreed term, the Employer acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of Rights Constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts’ Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

13. Excise Tax. In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Employer would constitute a “parachute payment” within the meaning of Code Section 28OG or any similar or successor provision to 28OG and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a “grossed-up” basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

14. Arbitration Any controversies between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, save and except for any breaches arising out of Sections 8 and 9 hereof, shall on the written request of either party served on the other be submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party.

15. Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

Employment Agreement	6

16. Entire Agreement; Survival. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Employee with respect to Employee’s employment by Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other Provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

The provisions of Sections 4, 5a, 8, 9, 10, 11, 12, 13, 14,15,18,19 and 20 shall survive the termination of this Agreement.

17. Assignment This Agreement shall not be assigned to other parties.

18. Governing Law This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the State of Florida, without regard to the conflicts of laws principles thereof.

19. Notice All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a. delivered by hand;

b. sent be telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers as the party may designate to itself by notice to the other parties:

(i)	If to the Employer:

UTEK Corporation

2109 East Palm Avenue

Tampa, Fl 33605

Telefax: 813-754-2383

Telephone: 813-754-4330

(ii)	If to the Employee:

Dr. Clifford M. Gross

c/o UTEK Corporation as above

20. Severability Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

Employment Agreement	7

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

UTEK Corporation

/s/ Sam I. Reiber
By;	Sam I. Reiber, Vice President & General Counsel

/s/ Clifford M. Gross
By;	Clifford M. Gross, Ph.D.
Employee
Date:	March 10, 2008

Employment Agreement	8